UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
lululemon athletica inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Dear Former Stockholder of lululemon athletica inc.:
You are receiving this letter and accompanying proxy statement because you were a stockholder of lululemon athletica inc. (the “Company”) on the date our board of directors purported to adopt certain amendments to our bylaws.
Under Delaware law, a corporation’s stockholders have the power to adopt, amend or repeal the corporation’s bylaws. The certificate of incorporation may also confer that power concurrently upon the board of directors. Prior to the initial public offering of our stock in 2007, our certificate of incorporation included a provision specifying that “the Board shall have the power to adopt, amend or repeal the Bylaws of the Corporation.” This provision, however, was not included in the version of our certificate of incorporation that became effective upon completion of the initial public offering.
Since the time of our initial public offering in 2007, our board has amended our bylaws on multiple occasions to effect the following changes:

•	to eliminate a conflict between two provisions regarding the location for annual stockholder meetings (adopted by the board on March 31, 2008);

•	to change the advance notice provisions for stockholder nominations and proposals (adopted by the board on March 25, 2009);

•	to authorize the board to utilize a co-chair leadership structure when appropriate (adopted by the board on September 9, 2014);

•
to provide for majority voting for director nominees in uncontested elections and implement procedures for incumbent directors who do not receive a majority vote (adopted by the board on June 3, 2015); and

•	to designate an exclusive forum for certain litigation (adopted by the board on June 3, 2015).

At our upcoming stockholder meeting (including any adjournment or postponement thereof, the “Annual Meeting”), our stockholders will vote upon (i) an amendment to our certificate of incorporation that will provide our board the power to adopt, amend or repeal our bylaws and (ii) proposals to ratify (the “Ratification”) each bylaw amendment previously adopted by our board pursuant to Section 204 of the Delaware General Corporation Law (the “DGCL”). Section 204 of the DGCL allows a Delaware corporation, by following specified procedures, to ratify a defective corporate act retroactive to the date the defective corporate act was originally taken. Our board of directors has already approved of the Ratification of each bylaw amendment previously adopted by it; if stockholders approve of the Ratification of any one or more of such bylaw amendments, such Ratification will be retroactive to the date of such amendment. The Annual Meeting is scheduled to be held on June 6, 2018 at 11:00 am Eastern time via live webcast at www.virtualshareholdermeeting.com/lulu2018.
Under Section 204, because our stockholders will be voting upon the Ratification at the Annual Meeting, notice of the Annual Meeting must be given to each holder of our stock, as of the time of each previously adopted bylaw amendment, at the address of such holder as it appears or most recently appeared on our records (other than holders whose identities or addresses cannot be determined from our records). This notice constitutes the notice required by Section 204 and you are receiving this notice because you were a stockholder of record of the Company as of the time of one or more of the bylaw amendments previously adopted by our board of directors. You are receiving this notice and the accompanying proxy statement solely to satisfy the notification requirements of Section 204 of the DGCL; unless you are a stockholder of record of the Company as of the record date for the Annual Meeting (which is April 11, 2018), you are not entitled to attend, or vote at, the Annual Meeting (including upon the Ratification).
Under Section 204 of the DGCL, when a matter is submitted for ratification at a stockholder meeting, any claim that a defective corporate act ratified under Section 204 is void or voidable due to the failure of authorization, or that the Delaware Court of Chancery should declare in its discretion that a ratification in accordance with Section 204 of the DGCL not be effective or be effective only on certain conditions, must be brought within 120 days from the validation effective time. Accordingly, if the Ratification of any one or more previously adopted bylaw amendments is approved at the Annual Meeting, any claim that such one or more previously adopted bylaw amendments are void or voidable due to the fact that the certificate of incorporation did not provide our board the power to amend our bylaws at the time of such previously adopted bylaw amendment, or that the Delaware Court of Chancery should declare, in its discretion, that the Ratification of such previously adopted bylaw amendment not be effective or be effective only on certain conditions, must be brought within 120 days from the time of the stockholder approval of the Ratification of such previously adopted bylaw amendment (which will be the validation effective time with respect to such Ratification).